                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant                                     [
]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))

[ ] Soliciting Material under Rule 14a-12

                     CHARLES RIVER ASSOCIATES INCORPORATED
          ------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, Schedule or Registration Statement no.:

   3) Filing Party:

   4) Date Filed:

                                     *****

[CHARLES RIVER LOGO]
                     CHARLES RIVER ASSOCIATES INCORPORATED


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 2000


     Charles River Associates Incorporated hereby gives notice that it will hold the annual meeting of stockholders at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th floor, Boston, Massachusetts on Friday, April 21, 2000, beginning at 10:00 A.M., local time, for the following purposes:

     1.  To consider and vote upon the election of three Class II directors;

     2. To ratify the appointment by the board of directors of Ernst & Young LLP as CRA's independent public accountants for the current fiscal year; and

     3. To transact such further business as may properly come before the annual meeting or any adjournment thereof.

     The board of directors has fixed the close of business on Friday, March 17, 2000, as the record date for the determination of the stockholders of CRA entitled to receive notice of, and to vote at, the annual meeting and any adjournment thereof. Only stockholders of record on March 17, 2000 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment thereof.

                                          By order of the board of directors,


                                          Peter M. Rosenblum
                                          Clerk

Boston, Massachusetts
March 24, 2000


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

         PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU
                       PLAN TO ATTEND THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                     CHARLES RIVER ASSOCIATES INCORPORATED
                              200 CLARENDON STREET
                          BOSTON, MASSACHUSETTS 02116
                                 (617) 425-3000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 21, 2000

     This proxy statement relates to the 2000 annual meeting of stockholders of Charles River Associates Incorporated. The annual meeting will take place as follows:

        DATE:   April 21, 2000

        TIME:   10:00 A.M.

        PLACE:  Foley, Hoag & Eliot LLP
                One Post Office Square
                16th Floor
                Boston, Massachusetts

     CRA's board of directors is soliciting proxies for the annual meeting and any and all adjournments of the annual meeting. The shares represented by a properly signed proxy will be voted in accordance with the stockholder's directions. If the stockholder does not specify a choice with respect to a proposal for which the board of directors has made a recommendation, the shares covered by any signed proxy will be voted as recommended in this proxy statement. CRA encourages stockholders to vote on all matters to be considered. Any stockholder may revoke his proxy at any time before it has been exercised.

     CRA is mailing this proxy statement and the enclosed form of proxy to stockholders on or about March 24, 2000.

PURPOSE OF THE ANNUAL MEETING

     At the annual meeting, CRA will submit the following two proposals to the stockholders:

        PROPOSAL ONE:  To elect three Class II directors, each for a three-year term;

        PROPOSAL TWO:  To ratify the appointment of CRA's independent public accountants.

     The board of directors does not intend to present to the annual meeting any business other than the proposals listed in this proxy statement, and the board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business which properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

RECORD DATE

     The board of directors of CRA has fixed the close of business on Friday, March 17, 2000, as the record date for the annual meeting. Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting. At the close of business on the record date, there were issued and outstanding 8,685,361 shares of CRA's common stock. Each share of common stock outstanding on the record date will be entitled to cast one vote.

QUORUM

     CRA's By-Laws provide that a quorum shall consist of a majority in interest of all shares of common stock issued, outstanding and entitled to vote at the annual meeting. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining the existence of a quorum at the annual meeting. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the existence of a quorum at the annual meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

TABULATION OF VOTES

     A plurality of the votes properly cast at the annual meeting will be necessary to elect each of the Class II directors (Proposal One). A majority of the votes properly cast at the annual meeting will be necessary to ratify the appointment of CRA's independent accountants (Proposal Two). Abstentions, votes withheld from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast on any proposal.

     CRA's transfer agent, EquiServe, will tabulate the votes at the annual meeting. EquiServe will tabulate separately the vote on each matter submitted to stockholders.

SOLICITATION OF PROXIES

     No compensation will be paid by any person in connection with the solicitation of proxies. CRA will reimburse brokers, banks and other nominees for the out-of-pocket expenses and other reasonable clerical expenses they incur in obtaining instructions from beneficial owners of the common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of CRA. CRA expects that the expense of any such special solicitation will be nominal. CRA will pay all expenses incurred in connection with this solicitation.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Proposal One concerns the election of three directors.

     CRA's board of directors currently consists of eight directors and is divided into three classes as nearly equal in size as practicable. The three classes are referred to as Class I, Class II and Class III. Directors serve for a term of three years and until their successors are duly elected and qualified.

     The board of directors has nominated each of Carl Kaysen, Laurel E. Morrison and Garth Saloner to serve as a Class II director for a three-year term. Each of Drs. Kaysen and Saloner currently serves as a Class II director of CRA, and Ms. Morrison currently serves as CRA's Chief Financial Officer, Vice President, Finance and Administration, and Treasurer. The term of each current Class II director will expire at the annual meeting. The stockholders elected Dr. Kaysen as a director at the annual meeting of stockholders in April 1998, and the board of directors designated Dr. Kaysen as a Class II director on April 23, 1998. The board of directors elected Dr. Saloner as a Class II director on December 11, 1998 to fill a vacancy on the board of directors.

     Dr. Kaysen, Ms. Morrison and Dr. Saloner have each agreed to serve if elected, and CRA has no reason to believe that any of them will be unable to serve. If any of them is unable or declines to serve as a Class II director at the time of the annual meeting, proxies will be voted for such other nominee as is then designated by the board.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DR. KAYSEN, MS. MORRISON AND DR. SALONER AS CLASS II DIRECTORS.

                        EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS AND DIRECTORS

     CRA's executive officers and directors are as follows:

NAME                                         AGE              POSITION
----                                         ---              --------

Franklin M. Fisher(1)(2)...................  65    Chairman of the Board

Rowland T. Moriarty(1)(2)..................  53    Vice Chairman of the Board

James C. Burrows...........................  56    President, Chief Executive Officer and
                                                     Director

Laurel E. Morrison.........................  49    Chief Financial Officer, Vice President,
                                                     Finance and Administration, and Treasurer

William B. Burnett(2)......................  51    Vice President and Director

Firoze E. Katrak(3)........................  48    Vice President and Director

Carl Kaysen(1)(3)..........................  80    Director

Garth Saloner(2)(3)........................  45    Director

Steven C. Salop............................  53    Director

---------------
(1)  Member of the compensation committee
(2)  Member of the governance committee
(3)  Member of the audit committee

     FRANKLIN M. FISHER has served as an outside expert and a director of CRA since 1967. Since April 1997, Dr. Fisher has served as Chairman of the board of directors. Dr. Fisher has been a professor of economics at the Massachusetts Institute of Technology since 1965, and the president and sole employee of FMF, Inc., an economic consulting firm, since 1980. Dr. Fisher is also a director of the National Bureau of Economic Research. He received his Ph.D. in economics from Harvard University in 1960.

     ROWLAND T. MORIARTY has served as a director of CRA since 1986 and as Vice Chairman of the board of directors since December 1992. Dr. Moriarty is also a director and stockholder of NeuCo, Inc., an affiliate of CRA. Dr. Moriarty has served as Chairman and Chief Executive Officer of Cubex Inc., an international marketing consulting firm, since 1992. Dr. Moriarty was a professor at the Harvard Business School from 1981 to 1992, where he received his D.B.A. in Marketing in 1980. He is a director of Staples, Inc. and Trammell Crow Corporation.

     JAMES C. BURROWS joined CRA in 1967 and has served as its President and Chief Executive Officer since March 1995 and as a director since April 1993. Dr. Burrows is also a director of NeuCo, Inc. Since December 1992, Dr. Burrows has directed CRA's legal and regulatory consulting practice. From 1971 to March 1995, Dr. Burrows served as a Vice President of CRA and from June 1987 to December 1992 also directed CRA's economic litigation program. Dr. Burrows received his Ph.D. in economics from the Massachusetts Institute of Technology in 1970.

     LAUREL E. MORRISON has served as Chief Financial Officer, Vice President of Finance and Administration, and Treasurer of CRA since December 1996 and serves as a director of NeuCo, Inc. Ms. Morrison served as Controller of CRA from May 1993 until December 1996. Ms. Morrison previously served as Controller of MicroMentor, Inc., a software company, from November 1992 to May 1993. Ms. Morrison is a certified public accountant.

     WILLIAM B. BURNETT joined CRA as Vice President in 1988 and has served as a director of CRA since June 1994. From 1982 to 1988, Mr. Burnett served as a Vice President of Glassman-Oliver Economic Consultants, Inc., a consulting firm. Prior to joining Glassman-Oliver, Mr. Burnett served in the Bureau of Economics at the Federal Trade Commission from 1976 to 1982. Mr. Burnett received his M.A. in economics from Cornell University in 1975.

     FIROZE E. KATRAK has served as Vice President of CRA since 1986 and as a director of CRA since April 1993. Since June 1987, he has served as head of CRA's materials and manufacturing consulting practice. Dr. Katrak received his Ph.D. in materials engineering from the Massachusetts Institute of Technology in 1978 and has been an employee of CRA since that time.

     CARL KAYSEN has served as a director of CRA since 1986. From December 1992 to April 1997, Dr. Kaysen served as Chairman of the board of directors. Since 1990, Dr. Kaysen has been professor emeritus of political economy in the School of Humanities and Social Science at the Massachusetts Institute of Technology. Dr. Kaysen received his Ph.D. in economics from Harvard University in 1954.

     GARTH SALONER has served as a director of CRA since December 1998. Dr. Saloner is the Jeffrey S. Skoll Professor of Electronic Commerce, Strategic Management, and Economics and the Co-Director of the Center for Electronic Business and Commerce at the Graduate School of Business at Stanford University. Before joining the faculty at Stanford, Dr. Saloner taught at the Massachusetts Institute of Technology from 1982 to 1990. Dr. Saloner received his Ph.D. in economics, business and public policy from Stanford University in 1982. Dr. Saloner is a director of Brilliant Digital Entertainment, Inc. and QRS Corporation.

     STEVEN C. SALOP has served as a director of CRA since September 1998 and as an outside expert since 1987. Dr. Salop has been Professor of Economics and Law at the Georgetown University Law Center since August 1982. Dr. Salop previously served on the board of directors from June 1993 to April 1998. Dr. Salop received his Ph.D. in economics from Yale University in 1972.

     The board of directors is divided into three classes, one class of which is elected each year at the annual meeting of stockholders to hold office for a term of three years. Mr. Burnett, Dr. Moriarty and Dr. Salop serve as Class I directors; their terms of office expire in 2002. Mr. Burnett has decided to resign as a director effective as of the annual meeting solely for personal reasons and has no disagreements with CRA on any matter relating to CRA's operations, policies or practices. Drs. Kaysen, Katrak and Saloner serve as Class II directors; their terms of office expire in 2000. Dr. Katrak has declined to stand for re-election as a director solely for personal reasons and has no disagreements with CRA on any matter relating to CRA's operations, policies or practices. Drs. Fisher and Burrows serve as Class III directors; their terms of office expire in 2001. Each director also continues to serve as a director until his successor is duly elected and qualified. Executive officers of CRA are elected by and serve at the discretion of the board of directors.

     There are no family relationships among the directors and executive officers of CRA.

COMMITTEES AND MEETINGS OF THE BOARD

     During the fiscal year ended November 27, 1999 ("fiscal 1999"), the Board met seven times and acted by unanimous written consent 14 times. No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.

     The board of directors has a compensation committee, an audit committee and a governance committee. The compensation committee, currently composed of Drs. Fisher, Kaysen and Moriarty, provides recommendations to the board of directors concerning salaries and incentive compensation for employees of and consultants to CRA. The compensation committee met four times during fiscal 1999. The audit committee, currently composed of Drs. Kaysen, Katrak and Saloner, reviews the scope and results of the audit and other services provided by CRA's independent public accountants. The audit committee met once during fiscal 1999. The governance committee, currently composed of Mr. Burnett and Drs. Fisher, Moriarty and Saloner, nominates persons to serve as directors of CRA. The governance committee may consider nominees recommended by stockholders, but has established no formal procedures for stockholders to follow to submit recommendations. The governance committee met once during fiscal 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee currently consists of Drs. Fisher, Kaysen and Moriarty. Dr. Moriarty is a director and stockholder of NeuCo, Inc., an affiliate of CRA. For information concerning a stock restriction agreement to which Drs. Fisher, Kaysen and Moriarty are parties as well as certain payments by CRA to Drs. Fisher and Moriarty, see "Certain Transactions."

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     CRA pays its non-employee directors an annual fee of $13,000 for their services as directors, plus $2,000 for each regular board meeting attended and $1,000 for each special board meeting attended. Directors who are also employees of CRA do not receive separate fees for their services as directors. See "Certain Transactions" for information concerning consulting fees paid by CRA to certain directors for their services as outside experts to CRA.

     Under CRA's 1998 Incentive and Nonqualified Stock Option Plan, each "outside director" who is re-elected as a director of CRA or whose term continues after the annual meeting of stockholders will on the date of the annual meeting receive a nonqualified option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the common stock on that date. Each option will vest in full on the first anniversary of the date of grant and will have a term of ten years. Each person who is first elected an outside director of CRA will receive on the date of his election a nonqualified option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on that date. Each option will vest in three equal annual installments, commencing on the first anniversary of the date of grant, and will have a term of ten years. Under the terms of the stock option plan, an "outside director" is a director who (a) is not an employee of CRA or any parent or subsidiary of CRA and (b) is not a consultant who provides economic consulting services to or in conjunction with CRA or any parent or subsidiary of CRA. Currently, the outside directors of CRA are Drs. Moriarty, Kaysen and Saloner. In accordance with the terms of CRA's stock option plan, in connection with CRA's special meeting in lieu of annual meeting of stockholders in June 1999, each of Drs. Moriarty, Kaysen and Saloner received a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $21.875 per share.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table sets forth summary information concerning the compensation earned by CRA's Chief Executive Officer and other executive officers for services rendered in all capacities to CRA for the fiscal years ended November 29, 1997, November 28, 1998 and November 27, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                  ANNUAL COMPENSATION             -------------
                                         --------------------------------------      AWARDS
                                                                      OTHER       -------------
                                                                      ANNUAL       SECURITIES      ALL OTHER
                                                                     COMPEN-       UNDERLYING       COMPEN-
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(1)   SATION($)(2)   OPTIONS(#)(3)   SATION($)(4)
---------------------------       ----   ---------   -----------   ------------   -------------   ------------

James C. Burrows................  1999   $285,000     $650,000          --           10,000         $19,664
  President and Chief Executive   1998    285,000      800,000          --               --          17,779
  Officer                         1997    285,000      615,000          --               --          22,371

Laurel E. Morrison..............  1999    165,000      185,000          --           13,000          17,364
  Chief Financial Officer, Vice   1998    125,000      175,000          --           12,000          16,164
  President, Finance and          1997    100,000      105,000          --               --          20,519
  Administration, and Treasurer

Firoze E. Katrak................  1999    232,500      127,500          --               --          18,589
  Vice President                  1998    232,500      500,000          --               --          16,739
                                  1997    220,000      300,000          --               --          21,331

William B. Burnett..............  1999    300,000      675,000          --               --          21,004
  Vice President                  1998    262,300      875,000          --            3,500          18,184
                                  1997    220,000      490,000          --               --          22,776

---------------
(1) For fiscal 1997, includes supplemental compensation bonuses of $115,000, $5,000, $100,000 and $65,000 for Dr. Burrows, Ms. Morrison, Dr. Katrak and Mr. Burnett, respectively.

(2) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive officers' respective total annual salary and bonus.

(3) Represents shares of common stock issuable upon exercise of stock options granted under CRA's stock option plan.

(4) Represents contributions by CRA on behalf of the executive officer to CRA's Savings & Retirement Plan and Trust and premiums paid by CRA for term life insurance for the benefit of the executive officer.

     Option Grants in Last Fiscal Year. The following table sets forth for CRA's Chief Executive Officer and other executive officers certain information concerning stock options granted under CRA's stock option plan during the fiscal year ended November 27, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                           ---------------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF                                                        ANNUAL RATE OF STOCK
                             SECURITIES     PERCENT OF TOTAL                                 PRICE APPRECIATION FOR
                             UNDERLYING     OPTIONS GRANTED    EXERCISE                          OPTION TERM(4)
                              OPTIONS       TO EMPLOYEES IN      PRICE                       -----------------------
NAME                       GRANTED(#)(1)     FISCAL YEAR(2)    ($/SH)(3)   EXPIRATION DATE     5%($)        10%($)
----                       --------------   ----------------   ---------   ---------------   ----------   ----------
James C. Burrows.........      10,000             5.7%          $23.00     March 12, 2009     $144,646     $366,561
Laurel E. Morrison.......       7,000             4.0%           23.00     March 12, 2009      101,252      256,593
                                6,000             3.4%           23.00     March 12, 2009       86,787      219,936
Firoze E. Katrak.........          --              --               --                 --           --           --
William B. Burnett.......          --              --               --                 --           --           --

---------------
(1) Represents shares of common stock issuable upon exercise of incentive and nonqualified options granted on March 12, 1999 under CRA's stock option plan. The option granted to Dr. Burrows vests as follows: 4,347 shares vested on the date of grant, 4,347 shares vested on March 12, 2000, and 1,306 shares will vest on March 12, 2001. The incentive option to purchase 7,000 shares granted to Ms. Morrison vests as follows: 1,250 shares vest on each of March 12, 2000, March 12, 2001 and March 12, 2002, and 3,250 shares vest on March 12, 2003. The nonqualified option to purchase 6,000 shares granted to Ms. Morrison vests in three equal annual installments, the first of which vested on March 12, 2000.

(2) In fiscal 1999, CRA granted to employees options to purchase an aggregate of 176,600 shares of common stock under CRA's stock option plan.

(3) All options were granted at fair market value as determined by the board of directors, in accordance with CRA's stock option plan, on the date of grant.

(4) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compounded rates of appreciation of the price of the common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent CRA's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of the exercise of the option and the sale of the common stock, as well as the future performance of the common stock. The rates of appreciation assumed in this table may not be achieved and the officers may never receive the amounts reflected. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

     Fiscal Year-End Option Values. The following table sets forth certain information concerning stock options held at November 27, 1999 by CRA's Chief Executive Officer and other executive officers. No executive officer exercised any stock options in fiscal 1999.

                         FISCAL YEAR-END OPTION VALUES

                                   NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS
                                           FISCAL YEAR-END                   AT FISCAL YEAR-END($)(1)
                                  ----------------------------------    ----------------------------------
NAME                              EXERCISABLE(#)    UNEXERCISABLE(#)    EXERCISABLE($)    UNEXERCISABLE($)
----                              --------------    ----------------    --------------    ----------------

James C. Burrows................      4,347               5,653            $35,863            $ 46,637

Laurel E. Morrison..............      3,000              22,000             22,500             174,750

Firoze E. Katrak................         --                  --                 --                  --

William B. Burnett..............      3,500                  --             26,250                  --

---------------
(1) Value is based on $31.25 per share, the last sale price of the common stock on November 26, 1999, as reported on the Nasdaq National Market, less the applicable option exercise price. Actual gains, if any, on exercise will depend on the value of the common stock on the date of the sale of the shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee established by the board of directors is currently composed of Drs. Fisher, Kaysen and Moriarty. The compensation committee has general responsibility for CRA's executive compensation policies and practices, including making specific recommendations to the board concerning salaries and incentive compensation for CRA's executive officers. The following report is made by Drs. Fisher, Kaysen and Moriarty, as the members of the compensation committee during fiscal 1999, and summarizes CRA's executive officer compensation policies for fiscal 1999.

  Compensation Objectives

     CRA's executive compensation programs are generally designed to relate a substantial part of executive compensation to improvements in CRA's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are guided by the following underlying principles:

     - to establish incentives that will link executive officer compensation to CRA's financial performance and will motivate executives to attain CRA's annual financial targets; and

     - to provide a total compensation package which is competitive among companies offering consulting services and will assist CRA in attracting and retaining executives who will contribute to the long-term financial success of CRA.

     The Securities and Exchange Commission requires that this report comment upon the compensation committee's policy with respect to Section 162(m) of the Internal Revenue Code, which limits CRA's tax deduction with regard to compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by CRA while simultaneously providing executive officers of CRA with appropriate rewards for their performance.

  Executive Compensation Programs

     CRA's compensation package consists of three principal components: (1) salary; (2) bonuses tied to annual earnings performance; and (3) where appropriate to provide longer-term incentive to executive officers, stock options. CRA's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and a stock purchase plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans.

     CRA's executive officer compensation policy emphasizes bonuses and stock options which align the interests of management with the stockholders' interest in the financial performance of CRA for the fiscal year and the longer term. Consistent with this approach, in fiscal 1999, a substantial part of cash compensation for all executives was tied to CRA's performance. In setting salaries, primary consideration was given to the executive officers' salaries for the previous fiscal year, with adjustments for certain officers in light of promotions within CRA, industry conditions, individual contributions and the improved financial performance of CRA.

     In fiscal 1999, stock options were a component of CRA's approach to compensation for certain of its executive officers. The compensation committee recommended that CRA grant stock options to Dr. Burrows and Ms. Morrison in order to provide them additional long-term incentives to act in the best interests of CRA's stockholders. See "Option Grants in Last Fiscal Year." In determining the size of stock option grants recommended for executive officers, the compensation committee emphasized the seniority, responsibilities and performance of the executives. The compensation committee believes that stock options provide a significant incentive to executive officers to continue their employment with CRA and create long-term value for its stockholders.

  Chief Executive Officer Compensation

     Consistent with the overall executive officer compensation policy, CRA's approach to the Chief Executive Officer's compensation package in fiscal 1999 was to be competitive with comparable companies offering consulting services and to tie a large percentage of the Chief Executive Officer's total compensation package to CRA's performance. The compensation committee believes that this approach provides additional incentive to the Chief Executive Officer to achieve CRA's performance goals and enhance stockholder value.

     Salary for CRA's Chief Executive Officer was designed to give him assurance of a base level of compensation commensurate with his position and duration of employment with CRA and to be competitive with salaries for officers holding comparable positions with companies offering consulting services. Dr. Burrows served as Chief Executive Officer of CRA for all of fiscal 1999 and, together with other executive officers of CRA, managed CRA through its successful secondary public offering.

                                          The Compensation Committee

                                               Franklin M. Fisher
                                               Carl Kaysen
                                               Rowland T. Moriarty

PERFORMANCE GRAPH

     The following graph compares the performance of CRA's cumulative stockholder return with that of the Nasdaq Stock Market Index for U.S. Companies, a broad market index, and a peer group of companies selected on a line-of-business basis. The peer group consists of Forrester Research, Inc., Hagler Bailly, Inc., Navigant Consulting, Inc. (formerly known as The Metzler Group, Inc.) and Superior Consultant Holdings Corporation. The cumulative stockholder returns for shares of CRA's common stock and for the market index and the peer group index are calculated assuming $100 was invested on April 24, 1998, the date on which CRA's common stock commenced trading on the Nasdaq National Market, and assuming shares of CRA's common stock were purchased at the initial public offering price of the common stock. CRA paid no cash dividends during the period shown. The performance of the market index and the peer group index is shown on a total return (dividends reinvested) basis.
[Performance Graph]

                                                CHARLES RIVER ASSOCIATES                                   NASDAQ STOCK MARKET
                                                      INCORPORATED                 PEER GROUP                    (U.S.)
                                                ------------------------           ----------              -------------------
4/24/98                                                  100.00                      100.00                      100.00
11/28/98                                                 122.00                      108.00                      109.00
11/27/99                                                 169.00                       39.00                      186.00

                                                     VALUE OF INVESTMENT($)
                                                 -------------------------------
                                                 4/24/98    11/28/98    11/27/99
                                                 -------    --------    --------
CRA............................................   $100        $122        $169
Peer Group.....................................   $100        $108        $ 39
Nasdaq Stock Market (U.S.).....................   $100        $109        $186

                              CERTAIN TRANSACTIONS

STOCK RESTRICTION AGREEMENT

     Each person who was a stockholder of CRA before CRA's initial public offering is subject to a stock restriction agreement with CRA. The stock restriction agreement prohibits each pre-IPO stockholder from selling or otherwise transferring shares of common stock held immediately before the IPO as follows:

     - before April 24, 2000, no pre-IPO stockholder may sell any of his or her pre-IPO stock except in public offerings;

     - from April 24, 2000 until April 23, 2003, each pre-IPO stockholder will be able to sell up to an aggregate of 50% of his or her pre-IPO stock, less any shares previously sold in public offerings;

     - from April 24, 2003 to April 23, 2005, each pre-IPO stockholder will be able to sell up to an aggregate of an additional 20% of his or her pre-IPO stock; and

     - on and after April 24, 2005, each pre-IPO stockholder will be able to sell, in any 12-month period, an amount equal to the greater of:

        -  10% of his or her pre-IPO stock, or

        -  one-third of the pre-IPO stock held by him or her on April 24, 2005.

Upon the death or retirement for disability of any pre-IPO stockholder in accordance with CRA's policies, the foregoing restrictions will terminate with respect to his or her pre-IPO stock. The board of directors has the discretion to waive any of the restrictions imposed by the stock restriction agreement.

     Under the terms of the stock restriction agreement, if any pre-IPO stockholder leaves CRA other than for death or retirement for disability in accordance with CRA's policies, CRA will generally have the following rights to repurchase his or her pre-IPO stock:

     - until April 24, 2000, CRA may repurchase up to 85% of his or her pre-IPO stock or, in the case of a stockholder that has sold more than 15% of his or her pre-IPO stock, all of his or her remaining shares of common stock;

     - from April 24, 2000 to April 23, 2003, CRA may repurchase up to 50% of his or her pre-IPO stock; and

     - on and after April 24, 2003, CRA may repurchase all of the pre-IPO stock that the pre-IPO stockholder will not have already become entitled to sell.

The purchase price will be equal to 70% of the fair market value of the repurchased stock (95% in the case of pre-IPO stockholders who retire after April 24, 2003), or, if the pre-IPO stockholder competes with CRA, 40% of fair market value. The purchase price will be payable in three equal annual installments. The stock restriction agreement will terminate on April 23, 2008 or earlier with the approval of the board of directors of CRA.

PAYMENTS TO AFFILIATED PARTIES

     CRA has made payments to Drs. Fisher and Salop, both directors of CRA, for their services as outside experts, including for consulting services to clients and for the generation of engagements for CRA. In fiscal 1999 and fiscal 2000 (through March 17, 2000), CRA paid Dr. Fisher an aggregate of $902,196 and $292,546, respectively. In fiscal 1999 and fiscal 2000 (through March 17, 2000), CRA paid Dr. Salop an aggregate of $1,464,590 and $337,057, respectively. The foregoing amounts include payments made to companies wholly owned by each of the outside experts.

     From the beginning of fiscal 1999 through March 17, 2000, CRA paid Dr. Moriarty, a director of CRA, an aggregate of $317,090 for consulting services, including for consulting services to clients. In addition, CRA has made certain office space and support services available to Cubex Inc., a company wholly owned by Dr. Moriarty. The portion of CRA's expenses, including rent, labor costs and insurance, allocable to the resources made available to Cubex Inc., net of reimbursements, was $66,724 and $18,646 in fiscal 1999 and fiscal 2000 (through March 17, 2000), respectively.

REPURCHASE OF STOCK

     In May 1995, CRA repurchased 59,800 shares of common stock from each of Dr. Fisher and Alan R. Willens, a former director of CRA, in each case for a purchase price equal to the sum of (a) $33,695, payable in three equal annual installments, (b) $190,872, payable in five annual installments, the last of which is in the amount of $65,761 and will be paid on or about April 1, 2000 and
(c) $2,020, paid in April 1996.

PAYMENTS TO LANDLORD

     In 1978, CRA entered into an office lease agreement with John Hancock Mutual Life Insurance Company for office space for CRA's headquarters. The lease has been amended on several occasions since that time to increase the space leased by CRA, to modify CRA's rental payments and to make other changes. Based solely on an amended Schedule 13G filed by John Hancock Mutual Life Insurance Company on February 2, 2000, CRA believes that during part of fiscal 1999, John Hancock Advisers, Inc., an investment adviser and an indirect, wholly owned subsidiary of John Hancock Mutual Life Insurance Company, held more than five percent of CRA's outstanding common stock. In fiscal 1999 and fiscal 2000 (through March 17, 2000), CRA's payments under the lease were $1,499,273 and $430,152, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on March 17, 2000, there were issued and outstanding 8,685,361 shares of common stock entitled to cast 8,685,361 votes. On March 17, 2000, the closing price of the common stock as reported on the Nasdaq National Market was $21.375 per share.

PRINCIPAL STOCKHOLDERS

     The following table provides information regarding the beneficial ownership of CRA's common stock as of March 17, 2000 by (a) each person known by CRA to be the beneficial owner of more than five percent of the common stock, (b) each of CRA's directors, (c) each of CRA's executive officers and (d) all directors and executive officers of CRA as a group.

                                                                SHARES BENEFICIALLY
                                                                     OWNED(1)
                                                              -----------------------
NAME                                                           NUMBER      PERCENT(2)
----                                                          ---------    ----------
James C. Burrows(3).........................................    485,225       5.6%
Fiduciary Trust Company International(4)....................    464,800       5.3
The Northwestern Mutual Life Insurance Company(5)...........    437,400       5.0
Steven C. Salop(6)..........................................    320,737       3.7
Franklin M. Fisher..........................................    296,080       3.4
Rowland T. Moriarty(7)......................................    230,228       2.6
William B. Burnett(8).......................................    174,560       2.0
Firoze E. Katrak............................................    168,923       1.9
Carl Kaysen(9)..............................................     37,063      *
Laurel E. Morrison(10)......................................     14,255      *
Garth Saloner(11)...........................................      3,333      *
All directors and executive officers as a group (9
  persons)(12)..............................................  1,730,404        20%

---------------
  *  Less than one percent.

 (1) The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

 (2) The total number of shares of common stock outstanding as of March 17, 2000 was 8,685,361.

 (3) Includes 8,694 shares subject to options exercisable within 60 days of March 17, 2000 and 71,275 shares held in trust for the benefit of Dr. Burrows and certain members of his immediate family. The address for Dr. Burrows is in care of CRA, 200 Clarendon Street, Boston, Massachusetts 02116.

 (4) The number of shares beneficially owned by Fiduciary Trust Company International ("Fiduciary") is based solely on information in a Schedule 13G filed on January 6, 2000 by Fiduciary. Fiduciary has sole voting power with respect to 464,800 shares of common stock and sole investment power with respect to 371,500 shares of common stock. The address for Fiduciary is Two World Trade Center, New York, New York 10048.

 (5) The number of shares beneficially owned by The Northwestern Mutual Life Insurance Company ("Northwestern Mutual") is based solely on information in a Schedule 13G filed on February 1, 2000 by Northwestern Mutual. Northwestern Mutual has sole voting power and sole investment power with respect to 322,800 shares of common stock. Of such amount, (a) 25,700 shares are owned by the Small Cap Aggressive Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc., a wholly owned subsidiary of Northwestern Mutual and a registered investment company; (b) 81,600 shares are held in Northwestern Mutual Group Annuity Separate Account; (c) 3,100 shares are owned by the Asset Allocation Fund and 3,000 shares are owned by the Small Cap Growth Stock Fund of Mason Street Funds, Inc., an affiliate of Northwestern Mutual and a registered investment company; and (d) 1,200 shares are owned by Northwestern Long Term Care Insurance Company, a wholly owned subsidiary of Northwestern Mutual. Northwestern Mutual Investment Services, LLC, a wholly owned subsidiary of Northwestern Mutual and a registered investment advisor, serves as an investment advisor to the Small Cap Growth Stock Fund and Northwestern Long Term Care Insurance Company. The address for Northwestern Mutual is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 (6) Includes 104,814 shares held by Dr. Salop's wife as trustee of two trusts for the benefit of certain members of Dr. Salop's immediate family.

 (7) Includes 5,000 shares subject to options exercisable within 60 days of March 17, 2000 and 55,897 shares held by Dr. Moriarty's wife as trustee of a trust for the benefit of Dr. Moriarty and certain members of his immediate family.

 (8) Includes 3,500 shares subject to options exercisable within 60 days of March 17, 2000.

 (9) Includes 5,000 shares subject to options exercisable within 60 days of March 17, 2000.

(10) Includes 6,250 shares subject to options exercisable within 60 days of March 17, 2000.

(11) Represents shares subject to options exercisable within 60 days of March 17, 2000.

(12) See notes 3 and 6 through 11.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Proposal Two concerns the ratification of the appointment of Ernst & Young LLP by the board of directors to be CRA's independent accountants.

     Although Massachusetts law does not require that the stockholders ratify the appointment by the board of directors of CRA's accountants each year, the board of directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The board of directors recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent accountants to audit the financial statements of CRA for the fiscal year ending November 25, 2000.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 25, 2000.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     On January 29, 1998, the board of directors, upon the recommendation of the audit committee, authorized CRA to retain Ernst & Young LLP as its independent auditors and dismissed CRA's former independent auditors. The report of CRA's former independent auditors on the financial statements of CRA at November 30, 1996 and for each of the fiscal years in the two-year period ended November 30, 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the fiscal years in the three-year period ended November 29, 1997 and the subsequent interim period up to and including the date of dismissal, CRA had no disagreements with its former independent auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure related to the financial statements on which the former independent auditors reported, which, if not resolved to the satisfaction of the former independent auditors, would have caused it to make reference to the subject matter of the disagreement in connection with its report. CRA did not consult with Ernst & Young LLP during fiscal 1996, fiscal 1997 or any subsequent period prior to retaining Ernst & Young LLP regarding the application of accounting principles to any transaction or the type of audit opinion that might be rendered on CRA's financial statements.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CRA's officers and directors and persons who own more than 10% of CRA's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require officers, directors and greater-than-10% stockholders to furnish CRA with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to CRA during fiscal 1999 and Forms 5 and amendments thereto furnished to CRA with respect to fiscal 1999, or written representations that Form 5 was not required for fiscal 1999, CRA believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, with the exception of one previously reported late Form 3 filing for Dr. Saloner.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in CRA's proxy materials relating to its 2001 annual meeting of stockholders or special meeting in lieu thereof must be received by CRA at its executive offices no later than November 24, 2000 or, if the date of that meeting is more than 30 calendar days before or after April 21, 2001, a reasonable time before CRA begins to solicit proxies with respect to that meeting.

     In addition, CRA's By-Laws provide that a stockholder desiring to bring business before any meeting of stockholders or to nominate any person for election to the board of directors must give timely written notice to the Clerk of CRA of the business to be conducted in accordance with the procedural requirements set forth in Articles III or IV of CRA's By-Laws, as the case may be. In the case of a regularly scheduled annual meeting, such written notice must be delivered to or mailed and received at the principal executive offices of CRA not less than 60 days nor more than 90 days before the scheduled annual meeting, must describe the business desired to be brought before the meeting and must provide specific information about the stockholder, other supporters of the proposal, their stock ownership and their interest in the proposed business. In the case of a special meeting in lieu of an annual meeting held in 2001 before April 20, 2001, if CRA gives less than 70 days' notice or prior public disclosure of the date of that special meeting, then the stockholder's notice must be delivered to or mailed and received at the principal executive offices of CRA not later than the close of business on the tenth day after the earlier of (1) the day on which CRA mailed notice of the date of the special meeting and
(2) the day on which CRA publicly disclosed the date of the special meeting. To bring an item of business before the 2001 annual meeting, a stockholder must deliver the requisite notice of that item to CRA after January 19, 2001 and before February 19, 2001.

                             AVAILABLE INFORMATION

     Stockholders of record on March 17, 2000 will receive a proxy statement and CRA's annual report to stockholders, which contains detailed financial information concerning CRA. The annual report is not incorporated herein and is not deemed a part of this proxy statement.

                                                                      1753-PS-00

                                  DETACH HERE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   OF CHARLES RIVER ASSOCIATES INCORPORATED.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

[CRA LOGO]            CHARLES RIVER ASSOCIATES INCORPORATED

                    Proxy for Annual Meeting of Stockholders
                          to be held on April 21, 2000

     The undersigned stockholder of Charles River Associates Incorporated ("CRA"), revoking all prior proxies, hereby appoints James C. Burrows and Franklin M. Fisher, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of CRA which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CRA, to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th floor, Boston, Massachusetts, on Friday, April 21, 2000, beginning at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated March 24, 2000 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

           SEE REVERSE SIDE                         SEE REVERSE SIDE

                                  DETACH HERE

/x/ Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY OF THE PROPOSALS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

1. Election of Class II Directors.
   Nominees: Carl Kaysen, Laurel E. Morrison and Garth Saloner

   FOR ALL NOMINEES  / /    / / WITHHELD FROM ALL NOMINEES

   / /
      ----------------------------------------
      For all nominees except as noted above


2. To ratify the appointment of Ernst & Young LLP as CRA's independent accounts.

      / / FOR           / / AGAINST       / / ABSTAIN

   MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /

  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

Please sign exactly as name(s) appears on stock certificate. If shares are held as joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign in full partnership name by an authorized partner or other person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:               Date:         Signature:                 Date:
          --------------      -------             ---------------      --------